Free Writing Prospectus pursuant to Rule 433 dated April 30, 2021 / Registration Statement No. 333-253421

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

GS Finance Corp.

Contingent Income Auto-Callable Securities Based on the Performance of an Ordinary Share of UBS Group AG due May 11, 2023

Principal at Risk Securities

The Contingent Income Auto-Callable Securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary prospectus supplement dated April 29, 2021, which we refer to herein as the accompanying preliminary prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

		Coupon determination dates	Coupon payment dates
KEY TERMS		August 9, 2021	August 12, 2021
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.	November 8, 2021	November 12, 2021
Underlying stock:	an ordinary share of UBS Group AG (Bloomberg symbol, “UBS UN”)	February 7, 2022	February 10, 2022
Pricing date:	expected to price on or about May 7, 2021	May 9, 2022	May 12, 2022
Original issue date:	expected to be May 12, 2021	August 8, 2022	August 11, 2022
Coupon determination dates:	as set forth under “Coupon determination dates”	November 7, 2022	November 10, 2022
Coupon payment dates:	as set forth under “Coupon payment dates”	February 7, 2023	February 10, 2023
Stated maturity date:	expected to be May 11, 2023	May 8, 2023 (determination date)	May 11, 2023 (stated maturity date)
Payment at maturity (for each $10 stated principal amount of your securities):

if the final share price is greater than or equal to the downside threshold level, $10.00 plus the final coupon; or

if the final share price is less than the downside threshold level, $10 × the share performance factor

Hypothetical Payment Amount At Maturity
The Securities Have Not Been Automatically Called
Initial share price:	the closing price of the underlying stock on the pricing date	Hypothetical Final Share Price (as Percentage of Initial Share Price)	Hypothetical Payment at Maturity if the Securities Have Not Been Automatically Called (as Percentage of Principal Amount)
Final share price:	the closing price of the underlying stock on the determination date
Call observation dates:	each coupon determination date specified in the table commencing on August 9, 2021 and ending on February 7, 2023
Call payment dates:	the coupon payment date immediately after the applicable call observation date	175.000%	100.000%*
		150.000%	100.000%*
Determination date:	the last coupon determination date, expected to be May 8, 2023	125.000%	100.000%*
Downside threshold level:	80.00% of the initial share price	110.000%	100.000%*
		100.000%	100.000%*
Automatic call feature:	if, as measured on any call observation date, the closing price of the underlying stock is greater than or equal to the initial share price, your securities will be automatically called	90.000%	100.000%*
		85.000%	100.000%*
		80.000%	100.000%*
Contingent quarterly coupon (set on the pricing date):	if the closing price of the underlying stock on the applicable coupon determination date is greater than or equal to the downside threshold level, at least $0.1625 (set on the pricing date); or if the closing price of the underlying stock on the applicable coupon determination date is less than the downside threshold level, $0.00	79.999%	79.999%
		50.000%	50.000%
		30.000%	30.000%
		25.000%	25.000%
		0.000%	0.000%
Share performance factor:	final share price / initial share price	* Does not include the final coupon
CUSIP / ISIN:	36260W660 / US36260W6600
Estimated value range:	$9.00 to $9.30 (which is less than the original issue see the accompanying preliminary prospectus supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlying stock (including historical underlying stock closing prices), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities is based on the performance of an ordinary share of UBS Group AG The securities will mature on the stated maturity date unless they are automatically called on any call observation date. If the final share price is greater than or equal to the downside threshold level, you will receive your $10 principal amount of your securities plus a coupon payment of at least $0.1625 (set on the pricing date). You will not participate in any appreciation of the underlying stock. If the final share price is less than the downside threshold level, you will not receive a coupon payment and you will lose a significant portion or all of your investment.

Your securities will be automatically called if the closing price of the underlying stock on any call observation date is greater than or equal to the initial share price, resulting in a payment on the corresponding call payment date equal to the principal amount of your securities plus the contingent quarterly coupon (defined below) then due.

The securities will not pay a fixed coupon and may pay no coupon on a coupon payment date. On each coupon determination date, subject to the automatic call feature, if the closing price of the underlying stock is greater than or equal to the downside threshold level, you will receive on the corresponding coupon payment date a contingent quarterly coupon payment of at least $0.1625 for each $10 principal amount of your securities. If the closing price of the underlying stock on any coupon determination date is less than the downside threshold level, you will not receive a coupon payment on the applicable coupon payment date.

The securities are for investors who seek to earn a coupon at an above current market rate in exchange for the risk of receiving few or no contingent quarterly coupons and the risk of losing all or a portion of the principal of their securities.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and preliminary prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement and preliminary prospectus supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement and preliminary prospectus supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Preliminary prospectus supplement dated April 29, 2021
●	Prospectus supplement dated March 22, 2021
●	Prospectus dated March 22, 2021

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlying stock (including historical underlying stock closing prices), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary prospectus supplement, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary prospectus supplement, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying stock. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary prospectus supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪	You May Lose Your Entire Investment in the Securities
▪	The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlying Stock
▪	You May Not Receive a Contingent Quarterly Coupon on Any Coupon Payment Date
▪	The Securities are Subject to the Credit Risk of the Issuer and the Guarantor
▪

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

▪	You Will Not Participate in Any Appreciation in the Price of the Underlying Stock and The Potential for the Value of Your Securities to Increase Will Be Limited
▪	Your Securities Are Subject to Automatic Redemption
▪

The Contingent Quarterly Coupon Does Not Reflect the Actual Performance of the Underlying Stock from Coupon Determination Date to Coupon Determination Date and Is Based Solely on the Closing Price of the Underlying Stock on the Applicable Coupon Determination Date

▪	The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪	If the Market Price of the Underlying Stock Changes, the Market Value of Your Security May Not Change in the Same Manner
▪	We Will Not Hold Shares of the Underlying Stock for Your Benefit
▪	You Have No Shareholder Rights or Any Rights to Receive Stock
▪

If You Purchase Your Securities at a Premium to Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Principal Amount and the Impact of Certain Key Terms of the Securities Will Be Negatively Affected

▪	In Some Circumstances, the Payment You Receive on the Securities May Be Based on the Securities of Another Company and Not the Issuer of the Underlying Stock
▪	Past Performance of the Underlying Stock is No Guide to Future Performance of the Underlying Stock
▪	As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Market Value of Your Securities, When Your Securities Mature and the Amount You Receive at Maturity
▪	There is No Affiliation Between the Underlying Stock Issuer and Us
▪	We Expect Your Securities Will Not Have an Active Trading Market
▪	You Have Limited Anti-Dilution Protection
▪	We May Sell an Additional Aggregate Principal Amount of the Securities at a Different Issue Price
▪	The Calculation Agent Can Postpone Any Coupon Determination Date or the Determination Date, as the Case May Be, If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlying stock (including historical underlying stock closing prices), the terms of the securities and certain risks.

Risks Related to Conflicts of Interest

▪

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities
▪	Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Securities
▪

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Securities

▪

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Issuer of the Underlying Stock or Other Entities That Are Involved in the Transaction

▪	The Offering of the Securities May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	Other Investors May Not Have the Same Interests as You

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans
▪	The Tax Consequences of an Investment in Your Securities are Uncertain
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary prospectus supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlying stock (including historical underlying stock closing prices), the terms of the securities and certain risks.